EXHIBIT 99.1
LGI Homes, Inc. Reports Record Third Quarter and YTD 2020 Results
THE WOODLANDS, Texas, November 3, 2020 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the third quarter and nine months ended September 30, 2020.
Third Quarter 2020 Highlights and Comparisons to Third Quarter 2019
•Net Income increased 80.4% to $89.0 million, or $3.55 Basic EPS and $3.52 Diluted EPS
•Adjusted Net Income* of $61.9 million, or $2.47 Adjusted Basic EPS* and $2.45 Adjusted Diluted EPS*
•Net Income Before Income Taxes increased 20.2% to $77.8 million
•Home Sales Revenues increased 10.6% to $534.2 million
•Home Closings increased 4.4% to 2,091 homes
•Average Home Sales Price increased 5.9% to $255,477
•Gross Margin as a Percentage of Homes Sales Revenues increased 120 basis points to 25.3%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 100 basis points to 27.3%
•Active Selling Communities at September 30, 2020 increased 6.8% to 110
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Net Income and Adjusted Earnings Per Share (non-GAAP measures) to Net Income and Earnings Per Share, the most directly comparable GAAP measures, and Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Nine Months Ended September 30, 2020 Highlights and Comparisons to Nine Months Ended September 30, 2019
•Net Income increased 64.8% to $187.5 million, or $7.45 Basic EPS and $7.40 Diluted EPS
•Adjusted Net Income* of $160.9 million, or $6.39 Adjusted Basic EPS* and $6.35 Adjusted Diluted EPS*
•Net Income Before Income Taxes increased 37.0% to $201.3 million
•Home Sales Revenues increased 19.3% to $1.5 billion
•Home Closings increased 14.6% to 5,931 homes
•Average Home Sales Price increased 4.1% to $247,940
•Gross Margin as a Percentage of Homes Sales Revenues increased 60 basis points to 24.5%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 50 basis points to 26.5%
•Total Owned and Controlled Lots increased to 57,185 lots at September 30, 2020
•Ending Backlog of 3,580 homes at September 30, 2020, an increase of 119.0%
•Ending Backlog Value of $932.7 million at September 30, 2020, an increase of 127.2%
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Net Income and Adjusted Earnings Per Share (non-GAAP measures) to Net Income and Earnings Per Share, the most directly comparable GAAP measures, and Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.

Balance Sheet
•Cash and cash equivalents at September 30, 2020 of $46.3 million, compared to $38.3 million at December 31, 2019
•Net debt to capitalization of 36.1% at September 30, 2020, compared to 43.6% at December 31, 2019
Management Comments
“We are proud to report another outstanding quarter for LGI Homes,” stated Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “As we moved past the early impacts of the COVID-19 pandemic, we saw unprecedented levels of demand across our markets, driven by continued low interest rates, an undersupply of homes available for sale and a desire for the space, flexibility and convenience that single-family homes in suburban locations offer. Our results this quarter provide clear evidence that LGI Homes’ 100% spec, entry-level focused model is especially well-positioned to meet the needs of today’s buyers.
“Given all the positive industry news, it should come as no surprise that this was a quarter for breaking records. During the quarter we closed 2,091 homes, bringing our year-to-date total to a record 5,931 closings. Compared to the third quarter of 2019, our home sales revenues were up 10.6%, our industry-leading gross margin was up 120 basis points and we generated $89.0 million in net income. Excluding the impact of retroactive energy tax credits, our quarterly adjusted net income was $61.9 million compared to net income of $49.3 million in the third quarter of 2019.
“We saw strong demand across our markets during the quarter. Net orders in July, August and September set all-time Company records and collectively were up 78% over last year. As a result, we ended the quarter with a record 3,580 homes in backlog, a year-over-year increase of 119%. During the quarter we started approximately 3,500 homes and invested significantly to add new land and lots to our portfolio. In the three months ended September 30th, we added almost 3,000 new lots to our owned inventory and nearly doubled our number of controlled lots. At the same time, our strong operating results enabled us to reduce our net debt to capitalization ratio to 36.1%, our lowest ratio since June 2014.”
Mr. Lipar concluded, “Our third quarter and year-to-date results are a testament to the passion and dedication of our employees. We are proud of what we have accomplished together as an organization and believe we are well-positioned to hit all of our key metrics in 2020.”
2020 Third Quarter Results
Home closings during the third quarter of 2020 totaled 2,091, an increase of 4.4% from 2,003 home closings during the third quarter of 2019.
At the end of the third quarter, active selling communities increased to 110, up from 103 communities at the end of the third quarter of 2019.
Home sales revenues for the third quarter of 2020 were $534.2 million, an increase of $51.1 million, or 10.6%, over the third quarter of 2019. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average sales price per home closed during the third quarter of 2020.
The average sales price per home closed for the third quarter of 2020 was $255,477, an increase of $14,298, or 5.9%, over the third quarter of 2019. This increase in the average sales price per home closed was primarily due to changes in product mix, higher price points in certain new markets and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the third quarter of 2020 was 25.3% as compared to 24.1% for the third quarter of 2019. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the third quarter of 2020 was 27.3% as compared to 26.3% for the third quarter of 2019. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to an increase in homes closed with a higher average sales price per home closed, lower capitalized interest and lower overhead offset by higher lot costs for the third quarter of 2020 as compared to the third quarter of 2019. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.

Net income for the third quarter of 2020 was $89.0 million, or $3.55 per basic share and $3.52 per diluted share, an increase of $39.7 million, or 80.4%, from $49.3 million, or $2.15 per basic share and $1.93 per diluted share, for the third quarter of 2019. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues, higher average sales price per home closed and $29.4 million of federal energy efficient homes tax credits recognized during the third quarter of 2020 as compared to the third quarter of 2019.
Results for the Nine Months Ended September 30, 2020
Home closings for the nine months ended September 30, 2020 totaled 5,931, an increase of 14.6%, from 5,175 home closings during the nine months ended September 30, 2019.
Home sales revenues for the nine months ended September 30, 2020 were $1,470.5 million, an increase of $238.0 million, or 19.3%, over the nine months ended September 30, 2019. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average sales price per home closed during the nine months ended September 30, 2020.
The average sales price per home closed for the nine months ended September 30, 2020 was $247,940, an increase of $9,775, or 4.1%, over the nine months ended September 30, 2019. This increase in the average sales price per home closed was primarily due to changes in product mix and higher price points in certain markets, partially offset by additional wholesale home closings.
Gross margin as a percentage of home sales revenues for the nine months ended September 30, 2020 was 24.5% as compared to 23.9% for the nine months ended September 30, 2019. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the nine months ended September 30, 2020 was 26.5% as compared to 26.0% for the nine months ended September 30, 2019. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to an increase in homes closed with a higher average sales price per home closed, which was driven by product mix, favorable pricing environments and operating leverage obtained, partially offset by an increase in wholesale home closings as a percentage of total home closings in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the nine months ended September 30, 2020 was $187.5 million, or $7.45 per basic share and $7.40 per diluted share, an increase of $73.7 million, or 64.8%, from $113.7 million, or $4.97 per basic share and $4.49 per diluted share, for the nine months ended September 30, 2019. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues, higher average sales price per home closed and $32.9 million of federal energy efficient homes tax credits recognized during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.
Stock Repurchase Program
On October 30, 2020, our Board of Directors approved an increase in our stock repurchase program by an additional $300.0 million. We established our initial $50.0 million stock repurchase program in November 2018. As of September 30, 2020, there was $17.2 million of remaining availability under the program. With the increase, we have increased the available authorization under the program to purchase up to $317.2 million of shares of our common stock. The timing, amount and other terms and conditions of any repurchases of shares of our common stock under our stock repurchase program will be determined by our management at its discretion based on a variety of factors, including the market price of our common stock, corporate considerations, general market and economic conditions and legal requirements. Our stock repurchase program may be modified, discontinued or suspended at any time.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company updates its guidance for the full year 2020. The Company believes:
•Home closings between 8,400 and 9,000

•Active selling communities at the end of 2020 between 115 and 120
•Gross margin as a percentage of home sales revenues between 24.0% and 25.0%
•Adjusted gross margin (non-GAAP) as a percentage of home sales revenues between 26.0% and 27.0% with capitalized interest accounting for substantially all the difference between gross margin and adjusted gross margin
•Average sales price per home closed between $245,000 and $255,000
•SG&A as a percentage of home sales revenues between 10.3% and 10.8%
•Effective tax rate for 2020 between 10.0% and 12.0%
This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2020 are similar to those experienced so far in the fourth quarter of 2020 and that average sales price per home closed, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2020 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further COVID-19 governmental restrictions on land development or home construction could negatively impact our ability to achieve this guidance.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, November 3, 2020 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.lgihomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the Earnings Call webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, and using conference ID “7865812”. This replay will be available until November 10, 2020.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia and Virginia. Since 2018, LGI Homes has been ranked as the 10th largest residential builder in the United States based on units closed. The Company has a notable legacy of more than 17 years of homebuilding operations, over which time it has closed more than 40,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.lgihomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2020 home closings, year-end active selling communities, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of homes sales revenues, average sales price per home closed, SG&A as a percentage of home sales revenues, effective tax rate, and the impact of the COVID-19 pandemic and its effect on the Company, its business, customers, subcontractors, and its markets, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in each of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$46,335	$38,345
Accounts receivable	62,018	56,390
Real estate inventory	1,548,506	1,499,624
Pre-acquisition costs and deposits	34,945	37,244
Property and equipment, net	2,284	1,632
Other assets	51,284	16,241
Deferred tax assets, net	5,453	4,621
Goodwill	12,018	12,018
Total assets	$1,762,843	$1,666,115

LIABILITIES AND EQUITY
Accounts payable	$31,223	$12,495
Accrued expenses and other liabilities	100,272	117,868
Notes payable	618,678	690,559
Total liabilities	750,173	820,922

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,706,454 shares issued and 25,100,426 shares outstanding as of September 30, 2020 and 26,398,409 shares issued and 25,359,409 shares outstanding as of December 31, 2019	267	264
Additional paid-in capital	263,945	252,603
Retained earnings	797,849	610,382
Treasury stock, at cost, 1,606,028 shares and 1,039,000 shares, respectively	(49,391)	(18,056)
Total equity	1,012,670	845,193
Total liabilities and equity	$1,762,843	$1,666,115

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Home sales revenues	$534,202	$483,081	$1,470,531	$1,232,505

Cost of sales	398,971	366,431	1,110,763	938,240
Selling expenses	35,470	33,485	98,193	94,166
General and administrative	22,320	19,140	62,422	56,558
Operating income	77,441	64,025	199,153	143,541
Loss on extinguishment of debt	—	—	—	169
Other income, net	(374)	(707)	(2,148)	(3,589)
Net income before income taxes	77,815	64,732	201,301	146,961
Income tax provision (benefit)	(11,189)	15,383	13,834	33,223
Net income	$89,004	$49,349	$187,467	$113,738
Earnings per share:
Basic	$3.55	$2.15	$7.45	$4.97
Diluted	$3.52	$1.93	$7.40	$4.49

Weighted average shares outstanding:
Basic	25,089,424	22,939,907	25,162,162	22,870,948
Diluted	25,257,053	25,521,946	25,328,555	25,329,461

Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to adjusted gross margin, adjusted net income, and adjusted earnings per share.
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Home sales revenues	$534,202	$483,081	$1,470,531	$1,232,505
Cost of sales	398,971	366,431	1,110,763	938,240
Gross margin	135,231	116,650	359,768	294,265
Capitalized interest charged to cost of sales	9,164	9,511	26,778	23,894
Purchase accounting adjustments (1)	1,396	671	3,271	2,257
Adjusted gross margin	$145,791	$126,832	$389,817	$320,416
Gross margin % (2)	25.3%	24.1%	24.5%	23.9%
Adjusted gross margin % (2)	27.3%	26.3%	26.5%	26.0%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance.The Company defines adjusted net income as net income less the federal energy efficient homes tax credits. The Company defines adjusted earnings per share as adjusted net income divided by weighted average shares outstanding. Management believes that the presentation of adjusted net income and adjusted earnings per share provides useful information to investors because such measures isolate the impact that material retroactive tax adjustments have on net income and earnings per share. However, because adjusted net income and adjusted earnings per share information excludes the federal energy efficient homes tax credits, which have real economic effects and could impact our results, the utility of adjusted net income and adjusted earnings per share as measures of our operating performance may be limited. In addition, other companies may not calculate adjusted net income and adjusted earnings per share in the same manner that we do. Accordingly, adjusted net income and adjusted earnings per share information should be considered only as a supplement to net income and earnings per share information as measures of our performance.

The following table reconciles adjusted net income and adjusted earnings per share to net income and earnings per share, respectively, which are the GAAP measures that our management believes to be most directly comparable (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator (in thousands):
Net income (Numerator for basic and diluted earnings per share)	$89,004	$49,349	$187,467	$113,738
Retroactive federal energy efficient homes tax credits	27,141	—	26,595	—
Adjusted net income (Numerator for adjusted basic and diluted earnings per share)	$61,863	$49,349	$160,872	$113,738
Denominator:
Basic weighted average shares outstanding	25,089,424	22,939,907	25,162,162	22,870,948
Diluted weighted average shares outstanding	25,257,053	25,521,946	25,328,555	25,329,461

Basic earnings per share	$3.55	$2.15	$7.45	$4.97
Diluted earnings per share	$3.52	$1.93	$7.40	$4.49

Adjusted basic earnings per share	$2.47	$2.15	$6.39	$4.97
Adjusted diluted earnings per share	$2.45	$1.93	$6.35	$4.49

Home Sales Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended September 30, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$186,909	812	$230,183	33.3	8.1
Southeast	130,131	550	236,602	33.7	5.4
Northwest	91,138	229	397,983	11.7	6.5
West	62,935	220	286,068	12.7	5.8
Florida	63,089	280	225,318	18.0	5.2
Total	$534,202	2,091	$255,477	109.3	6.4

	Three Months Ended September 30, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$193,860	876	$221,301	34.0	8.6
Southeast	91,452	420	217,743	26.3	5.3
Northwest	92,242	254	363,157	14.0	6.0
West	61,443	240	256,013	13.0	6.2
Florida	44,084	213	206,967	14.0	5.1
Total	$483,081	2,003	$241,179	101.3	6.6

	Nine Months Ended September 30, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$520,608	2,300	$226,351	33.8	7.6
Southeast	347,155	1,512	229,600	34.0	4.9
Northwest	249,455	655	380,847	11.8	6.2
West	182,012	692	263,023	14.2	5.4
Florida	171,301	772	221,892	17.6	4.9
Total	$1,470,531	5,931	$247,940	111.3	5.9

	Nine Months Ended September 30, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$507,951	2,342	$216,888	33.1	7.9
Southeast	221,686	1,010	219,491	23.1	4.9
Northwest	207,492	567	365,947	12.0	5.3
West	174,193	667	261,159	12.4	6.0
Florida	121,183	589	205,744	12.2	5.4
Total	$1,232,505	5,175	$238,165	92.8	6.2

CONTACT:
Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2619
investorrelations@lgihomes.com